Exhibit 5.1

Law Office of Yue & Associates, P.C.

7700 Irvine Center Drive, Suite 800

Irvine, CA 92618

June 29, 2020

LEGAL OPINION

GJ Culture Group US, Inc.

4125 Blackhawk Plaza Circle, Suite 166

Danville, CA 94506

Ladies and Gentlemen:

With respect to the Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (file No. 333-232605) (the “Registration Statement”) being filed with the Securities and Exchange Commission by GJ Culture Group US, Inc., a Nevada corporation (the “Company”), under the Securities Act of 1933, as amended, relating to the registration of 8,126,071 shares of Common Stock of the Company, $0.0001 par value (the “Common Stock”), to be offered by the selling stockholders named in the Registration Statement (the “Selling Stockholders”), we advise you as follows:

We are counsel for the Company and have participated in the preparation of the Registration Statement. We have reviewed the Company’s Certificate of Incorporation, as amended to date, the corporate action taken to date in connection with the Registration Statement and the issuance of the shares and such other documents and authorities as we deem relevant for the purpose of this opinion.

Based upon the foregoing and in reliance thereon, we are of the opinion that, upon compliance with the Securities Act of 1933, as amended, and with the securities or “blue sky” laws of the states in which the shares are to be offered for sale, the 8,126,071 shares of Common Stock that are being registered for resale by the Selling Stockholders pursuant to the Registration Statement have been validly issued, fully paid and non-assessable under Nevada Law.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Experts” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Law Office of Yue & Associates, P.C.
LAW OFFICE OF YUE & ASSOCIATES, P.C.